Exhibit E

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2010, in the Registration Statement under Schedule B of the United States Securities Act of 1933 and related Prospectus of Korea Finance Corporation dated September 3, 2010.

/S/ ERNST & YOUNG HAN YOUNG
Ernst & Young Han Young

Seoul, Korea

September 3, 2010